Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Annual Report on Form 20-F of China Information Technology, Inc. and its subsidiaries (“the Company”) for the year ended December 31, 2017 of our report dated March 30, 2018 included in its Registration Statements on Form S-8 (No. 333-197840), Form S-8 (No. 333-211363) and Form F-3 (No. 333-196755) relating to the Company’s consolidated financial statements for the two years ended December 31, 2017 listed in the accompanying index.

/s/ UHY LLP
New York, New York

March 30, 2018